Press Release

Contact:	Media:	Investors:

	Kevin Heine +1 212-635-1569 kevin.heine@bnymellon.com	Stephen Lackey +1 212-635-1578 steve.lackey@bnymellon.com
The Bank of New York Mellon Announces $1 Billion Common Stock Offering
     NEW YORK, May 11, 2009 — The Bank of New York Mellon Corporation, the global leader in asset management and securities servicing, today announced a proposed offering of $1 billion of its common stock to the public. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated will serve as joint bookrunning managers for the offering.
     The underwriters will have a 30-day option to purchase up to an additional 15 percent of the offered amount of the company’s common stock.
     Subject to consultation with the company’s banking regulators, the company intends to formally notify the U.S. Department of Treasury of its intent to repurchase its preferred stock and the warrant for its common stock held by the Treasury under the Troubled Asset Relief Program — Capital Purchase Program. The company may use part of the proceeds of this offering to fund any such repurchase or for general corporate purposes.
     The Bank of New York Mellon has filed a shelf registration statement with the Securities and Exchange Commission (SEC) and will file a prospectus supplement related to this offering. Prospective investors should read the registration statement (including the base prospectus), the prospectus supplement and other documents the company has filed with the SEC for more complete information about the company and the offering. This announcement does not constitute an offer to sell or the solicitation of any offer to buy the common stock, nor shall there be any offer or sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus. Investors may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Additionally, the prospectus can be requested by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 212-902-1171 or 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com; or Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York, 10014, telephone (866) 718-1649, or by e-mailing prospectus@morganstanley.com.
     The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has $19.5 trillion in assets under custody and administration, $881 billion in assets under management, services more than $11 trillion in outstanding debt and processes global payments averaging $1.8 trillion per day.
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     The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the Company’s expectations with respect to the repayment of the TARP investment. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). Factors that could cause the Company’s results to differ materially can be found in the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and the Company’s other filings with the Securities and Exchange Commission.